Exhibit 99.1

Park City Group – Second Quarter 2019 Earnings Call, February 7, 2019

C O R P O R A T E P A R T I C I P A N T S

Rob Fink, Hayden IR

Todd Mitchell, Chief Financial Officer

Randall Fields, Co-Founder, Chairman, President, Chief Executive Officer, Chief Operating Officer & Head, Sales

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ananda Baruah, Loop Capital Markets

Thomas Forte, D.A. Davidson & Co.

Walter Schenker, MAZ Partners

P R E S E N T A T I O N

Operator:

Greetings, ladies and gentlemen, and welcome to the Park City Group Fiscal Second Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Rob Fink, with Hayden Investor Relations. Please proceed, sir.

Rob Fink:

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for Park City Group's Fiscal 2019 Second Quarter Earnings Call. Hosting the call today are Mr. Randy Fields, Park City Group's CEO and Chairman; and Todd Mitchell, Park City Group's CFO. Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the context of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group Management—and are subject to risks and uncertainties which could cause actual results to differ from forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the financial result that I will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access the news release.

In addition, in the earnings release and on this call, the Company may refer to GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA and adjusted earnings per share, which are non-GAAP terms. Management believes these non-GAAP terms are useful measures for the Company, primarily because of the significant noncash charges in its operating statement. Reconciliations of GAAP and non-GAAP results are in the earnings press release that are on the Investor Relations website.

With all that said, I'd now like to turn the call over to Todd Mitchell. Todd, the call is yours.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Todd Mitchell:

Thank you, Rob, and good afternoon, everyone. The key takeaway from our fiscal 2Q results is that our converged business plan to offer three application suites that enable the retailer to source new suppliers, vet those suppliers, and efficiently transact with those suppliers on a single cohesive platform, is delivering the benefits we expected in the form of stronger execution and expanded profitability. Let's look at the numbers a little bit.

Revenue. Fiscal 2Q revenue was $5.6 million, which was down modestly from $5.7 million a year ago. I'm not going to dwell on this other than to make three points.

First, we had a tough year-over-year comparison. We had a large licensing transaction in the comparable period a year ago. We've moved away from this model, but occasionally, customers want to structure deals this way and we will accommodate. MarketPlace revenues were also down year-over-year as the seasonal program of a marquee customer wound down and comped a couple of large one-off transactions from them a year ago.

Second, underlying trends in the quarter were very positive. Fiscal year-to-date revenue was up 10% to $11.5 million from $10.4 million a year ago and a tough quarterly comparison masked very robust growth in recurring subscription revenues.

Third, we remain confident in our outlook for the second half of fiscal 2019. MarketPlace will be a much larger contributor in the second half than the first half. We've already signed up two more buyers ahead of schedule. We've launched a second use case for MarketPlace in December, and we expect to launch a third use case in late February. And our compliance and Supply Chain pipeline for the remainder of the year is very robust.

For the quarter, where I would instead have your focus is profitability and cash flow.

First, net income. We generated record net income in fiscal 2Q of $1.7 million or $0.08 per share, up from $1.2 million or $0.06 per share a year ago, bringing fiscal year-to-date net income to $2.5 million or $0.12 per share, up from $1.4 million or $0.07 per share in the comparable period last fiscal year.

Second, free cash flow was $1.8 million fiscal year-to-date, almost doubling from $980,000 in the comparable period a year ago. As a result, we ended the quarter with $16.7 million in total cash, up from $14.8 million a year ago.

These results show the benefit of our converged business plan. We're the only one that can offer an end-to-end solution across the entire workflow of the Supply Chain, from sourcing a supplier to vetting a supplier, to onboarding that supplier rapidly and transacting with them efficiently. Our solution is on a single technology platform with a single customer interface and a single Success Team relationship. Not only does this enhanced our ability to provide excellent execution, it also creates tremendous amounts of operating leverage with regards to scaling our business.

I'd like to share a not-so-insignificant KPI with you. In fiscal 2016, we generated $14 million in revenue with a total headcount of 82 people or roughly $170,000 in revenue per person. In fiscal '18, we generated $22 million in revenue with a total headcount of 78 people or over $280,000 in revenue per person, an increase of nearly 65% per person. We expect this number to be significantly higher in fiscal 2019.

This level of productivity is why we can generate the operating margin and high levels of free cash flow off of our existing revenue base, and why profit and free cash flow growth will continue to outpace revenue growth.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Let's look at the expense numbers in a little bit more detail. Cost of service fell 11% to $1.3 million in fiscal 2Q from $1.4 million a year ago. This translates to a gross margin of 77%, our highest quarter ever. This was primarily due to lower COGS associated with MarketPlace. We expect cost of service to grow in both absolute terms and as a percentage of revenues in the coming quarters as we begin scaling new customers and new use cases from the MarketPlace.

Sales and marketing fell 30% to $1.1 million in fiscal 2Q from $1.6 million a year ago. This reduction was due to cost savings associated with transitioning to our new Success Team model. Specifically, as the Success Team takes on a larger role, we've been able to shed expenses associated with our legacy sales model. We expect sales and marketing to grow in absolute terms in the coming quarters as we continue to invest in the Success Team. But we believe that we'll also continue to decline as a percentage of revenue as we grow our top line and gain even greater efficiencies.

General and administrative rose 16% to $1.3 million in fiscal 2Q from $1.1 million a year ago. This increase was due to higher administrative compensation and expenses associated with our upcoming move to our new headquarters. We expect the G&A to be relatively flat in the coming quarters and to decline as a percentage of revenue going forward.

With cost of service and sales and marketing down, offset by only a modest increase in G&A, total operating expenses fell 11% in fiscal 2Q to $3.9 million from $4.4 million a year ago. This translated to a GAAP operating margin in excess of 30%, up from 24% a year ago and our highest quarterly operating margin ever.

I'd also highlight that below the line we're seeing some benefits from our growing cash balance and higher yields on that growing cash balance.

A final note on cash and cash flow. As I noted, we ended the quarter with $16.7 million in total cash, which is up from $14.8 million a year ago and at the end of fiscal 2018. Year-to-date, we've generated $1.8 million in free cash flow. This is up from $1.2 million in free cash flow in the first half of fiscal 2018. It also represents a 77% net income to free cash flow conversion rate for the period. We expect to generate significant incremental free cash flow over the remainder of fiscal 2019 and for our cash balance to continue to grow. However, free cash flow as a percentage of net income is likely to fall somewhat in the second half of fiscal 2019. This will be due to higher capital expenditures associated with our move to a new corporate headquarters and the expansion of our data center.

Remember, balance sheet strength is an important factor to our customers and as such, we expect to continue to grow our cash balance. However, I would have you note that since fiscal 2014, Adjusted EBITDA has gone from $192,000 to over $5 million. In fact, this quarter alone, Adjusted EBITDA was 10x the total for all of fiscal 2014. Similarly, total cash has grown from just over $3 million in fiscal 2014 to nearly $17 million, and shareholder equity has grown from $10.6 million in fiscal 2014 to over $40 million today. We think this is a clear indication that as we've gone through this journey of executing on our converged business plan over the past two years, we are creating value even if it has resulted in some volatility in our quarterly results. To be clear, we expect to continue to create value in the coming quarters and in the coming years.

I'm going to pass it off to Randy now. Thank you.

Randall Fields:

Thank you, Todd. Fiscal 2Q marked an inflection point for us as we solidified our converged business model and began to see the benefits in terms of not just stronger execution but even higher levels of profitability. Before I review our initiatives over the last few months, it might be valuable to look back a bit through a perspective on where we think we are in our journey.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Not many years ago, we were a small supply chain business with a great technical platform. We saw a sea change in the regulatory world in which our customers lived so we added ReposiTrak, our compliance application. With a logical adjunct to our Supply Chain base, we thought that it would provide a substantial expansion to our network size. It did. That business is now virtually the same size as the Supply Chain business, which itself is much larger than it was a few years ago. We're doing the same thing again with MarketPlace. We're adding another application that will enhance the value of our now larger network. MarketPlace completes the circle: source, vet, transact.

We now address every aspect of the workflow in the Supply Chain. This addition makes us both unique and, frankly, more important to our customers. As our converged network grows, it becomes more valuable as each new point of contract, each new supplier, each new buyer and each new wholesaler makes the overall network more valuable. We expect, like compliance before, that in short order it will be as large as the other two parts of our business even as they continue to grow. Patience and great execution wins here.

But while we bring it online, as we told you, it is, obviously, adding volatility to our revenue profile. On to the last few months. Our activities in the quarter were primarily focused on execution to ensure our customer success and our customer success metric continued to be outstanding.

Let's talk about each of our areas of focus, starting with compliance. We now have over 75,000 compliance connections, up from literally just 250 a few years ago. The scale of our compliance connections gives us, importantly, a self-reinforcing network effect for our business overall. As the network grows larger, it becomes more attractive to new customers that want to join, and it creates a huge customer base to cross-sell our other applications. During the quarter, we focused on onboarding suppliers for two very large Tier 1 compliance customers. The first of these is one of the largest wholesalers in the country. The second is the large retailer where our mandate grew almost immediately after they engaged us in the first quarter. We also saw a record quarter for Tier 2 HUB sign-ups, which as you know is an important focus for us. Our strategy is beginning to show results. I'm pleased to say that new suppliers signed in, in this category was up 400% from a year ago.

The two Tier 1 engagements I just referenced and the robust pipeline of Tier 1 and Tier 2 prospects give us confidence that fiscal '19 will be another great year for adding compliance connections. While compliance continues to drive the scale of the network by adding new connections, MarketPlace was the primary focus this quarter. Interest in MarketPlace continues to grow, and we remain confident in the potential of this initiative. We said we would add two more MarketPlace buyers by the end of our fiscal year. We've already signed both of these ahead of schedule. One of these will begin using the platform this quarter for the same use case as our initial buyer. The second launched in December for a completely new use case. In fact, we're introducing two new use cases for MarketPlace for now a total of three. The first of these new uses is if from a spot market transaction type or finding a specific product for a retailer when their normal supplier can't fulfill the request. As I said, one of our new buyers is using this particular use case. Basically, they called us over the holiday panicked because they were out of a core item, and we were able to quickly get it for them. This didn't generate a lot of revenue, but it did validate the new use case and delighted the customer. We now expect that they will begin using MarketPlace on a regular basis and they've been singing our praise to some industry groups.

Our second new use case is noncompliant vendor replacement. You may remember that this was the use case for which we originally developed MarketPlace. We're in the process of cross-referencing our supplier compliance database with the supplier product database to enable this functionality. This is an industry-first, it's very important, we expect to go live in February. Our customers have been waiting for it. Ultimately, there's a number of ways that we're going to able to monetize this. Notably, by the way, we're seeing interest in MarketPlace from all types of buyers somewhat unexpectedly. Grocery, of course, but that's where we started. But we're also seeing food service, mass merchants, drugstore chains also interested in using MarketPlace; needless to say, very exciting.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Last but certainly not least, Supply Chain, where we continue to see industry dynamics driving higher interest in our applications. Specifically, we're seeing a trend where our HUBs are looking to drive our Supply Chain capability deeper into their supplier bases. This is happening organically through an acceleration in the addition of new suppliers to existing HUBs, but it's also happening through discussion for broader HUB mandates like we saw at the end of the prior fiscal year. Interestingly, it's also happening because large suppliers are coming to us directly and looking to use our applications with all of their retail customers. The reality is with retailers paying suppliers on 90- or even 120-day terms, suppliers are realizing they get faster settled and have more control with our Scan Based Trading platform. We believe there's an additional eight-figure annual opportunity for our Supply Chain business just from engaging every supplier we already enable at each one of our HUBs that we already service. In other words, as we focus on our land and expand strategy, the revenue upside is huge, once again demonstrating the power of our network.

Near term, we are, though, focused on MarketPlace, but to be clear, we will over time come back to this expand opportunity. I can't say this part enough, we are sequential in terms of how we work with our customers because that is how they want us to work with them. We do this so as not to overwhelm them and reduce the likelihood of success. Like our compliance solutions and the Tier 2 supplier HUB opportunities it offers, this potential upside will not go away while we pursue the MarketPlace opportunity.

Overall, kind of general thought, maintaining excellent execution really remains our focus. We're unique in our ability to provide an end-to-end offering for our customers and enabling their activities across the entire Supply Chain to sourcing, to vetting, to transacting.

We continue to grow both the scale of our network, and we're at the very early stages for increasing the scope of our activities on this network to cross-selling.

As we said, the full deployment of our existing applications to our existing customers over the next few years has the potential to double the size of our Company. As you can see, we've accomplished a lot so far this year, first and foremost, preparing MarketPlace for new use cases, lining up buyers and suppliers for these use cases; second, continuing to grow our compliance connections while providing excellent execution in terms of keeping our existing connections compliant; and third, responding to a growing Supply Chain demand. We've been doing that all the while we continue to make progress with our international initiative. We're preparing for an important move next month to a larger facility to house our growing Success Team, and we're upgrading our data center to handle the growth in our network and an increase in our capabilities across the network. Oh, by the way, we generated record profitability and cash flow, up more than 50% year-over-year so far year-to-date.

Needless to say, as a result our outlook is very positive. We expect revenue growth to accelerate in the coming quarters and with it, even greater growth in earnings as we leverage our single converged platform.

Thank you. Okay. Let's open it up to some questions.

Operator:

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You can press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

Our first question comes from the line of Ananda Baruah with Loop Capital. Please proceed with your question.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Ananda Baruah:

Hey. Good afternoon, guys, and congratulations on solid results. Appreciate you taking my question. I have a few if I could. Kind of Randy, Todd, I mean, there's handful of comments about—and by the way, congratulations on getting the two MarketPlace customers in the door way ahead of schedule. I have a couple of specifics. There's a handful of comments about sort of amplification in revenue, promise of ongoing revenue amplification like that. If I could just get some context around that, let me just give you a couple of specifics to kick it off.

Randy, working backwards, you just mentioned you expect revenue to accelerate in coming quarters. I think, based on some of your growth, sort of the percentage of revenue comment around OpEx, it even sounds like you might expect—and this is more of a clarification—sequential revenue to increase in one, if not both, of the coming quarters of fiscal year '19? Then just any context around your comment of being able to double the size of the Company? I know that, that's more of a market opportunity comment, probably, but just context around that—sorry, those three things. Thanks.

Randall Fields:

Okay. Actually, if it's okay, Ananda, let me start from back and then go to the front.

Ananda Baruah:

Yes, certainly.

Randall Fields:

If we are able to get our existing customers—and I apologize, I didn't make this very clear in my commentary, but it's important to understand. If we are able to get our customers connected to each other without bringing anyone else into the fold, any net new names, we can more than double the size of the business. In other words, think of it as simply fully deploying what we currently do to our current customers lets us more than double in size. In a way we can think of that not quite like money in the bank, but because our execution our execution is so good that, over time, our customers absolutely expand their use of our technology across their business. The reality, and I know this is hard to understand, retailers right now, today in this world, are focused on a myriad of tasks. They have lots of things to be doing to try and protect their business much less grow it. In that role, it is very difficult to go to a customer and say, "Hi, let's do more compliance. Oh, by the way, let's talk about MarketPlace. Well, you know, as long as we're doing that, let's talk about our supply chain capability."

In other words, our customers tend to be more single threaded because of the world in which they live, which means that we have to be sequential with them quarter-to-quarter, year-to-year. There's no value in our overwhelming them. We've been very successful with them. Our churn rate is absurdly low because we are good at the execution aspect of what we do. Over time, they will grow with us. What that means is typically, quarter-to-quarter, we pick some areas to focus on that won't interfere with what we're doing from an operational and implementation perspective. This last quarter, in particular, it was MarketPlace.

The way we see the world, we've now been talking to—so we can think of it in the pipeline of buyers in MarketPlace, obviously, having already signed the first two, which was the goal for the year, we'll exceed that goal. I think in the next few months they will begin transacting in the MarketPlace and that, of course, will help to drive our revenue. In other words, the strategy is, albeit slowly, is paying off, and the market reception to MarketPlace is, in my view, pretty extraordinary. It's better than anything we've ever taken to market before in terms of customer reaction.

As long as we can learn to execute—and you've heard me say this before—as long as we can learn to execute in MarketPlace as well as we execute in the rest of our business, and that is our strength by the way, it's going to be a significant and rapidly growing aspect of what we do. Over the course of the next couple of quarters you'll see more acceleration in the other aspects of our business as we come back and refocus on them. I think you'll see that, if not in the last quarter of this year, by the first quarter of next year, we're going to go back to our existing customers and begin to harvest, if you will, those possible connections that will also drive our revenue.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

We're very comfortable where we are. As you know, our customers are increasingly larger. Our balance sheet matters to them. Our profitability matters to them. There's a great focus internally in making sure that we continue to demonstrate to our customer set that we're a partner that's worthy of their taking the time to focus on us. Yes, the next few quarters feel very good to us, and I think you'll see us rotate from simply MarketPlace before the end of the year as the focus to our other—back to our other activities in growing the existing use of our technology in that customer set.

Ananda Baruah:

Okay. Great. That's really helpful, Randy. Thanks. Then just quickly, it sounds like—now how should we think about the operating margin dynamics than last—the next—kind of the rest of fiscal year '19, it sounds like as you get these two new MarketPlace engagements going due to the incremental costs there on the COGS side, but clearly, you guys also still expect to get scale from OpEx. How are those—how would you like us to think of those two balancing out the rest of the fiscal year?

Randall Fields:

I think you actually, eloquently, just said it. Obviously, as MarketPlace grows and becomes a more important part of our business, we believe it, overall, will be lower margin than the rest of our business. It will impact margins to a certain extent, but it does that at pretty large scale. The growth of the business will get much larger with MarketPlace's contribution. Dollars of profit should go up very significantly as a consequence, although margin profit will fall modestly. In the meantime, as we've always done, we're largely a fixed-cost business. As you'll see, those fixed cost now are stabilizing, though in the last several years we've made pretty heavy investments in what we called our 10x program, et cetera, which had, as its intention, scaling the use of technology to improve in the long run our margin. Now, that's worked very, very, very well. The metrics that Todd brought up, and we're terribly proud of those, of revenues per person are pretty remarkable over just a couple of years. I think you'll continue to see those kinds of gains from us. The core business of not MarketPlace, if you will, will continue to generate superb margins. MarketPlace will add girth to the business, and that girth will come with lower margins but high dollar profits over time.

Ananda Baruah:

That's helpful context. I'm going to take on asking a more specific question. Todd, feel free to jump in. It sounds like you're saying like—and just to be clear, Op margins, I think. We're talking about gross, both gross and Op, but I think your comment with regards to overall profitability was Op margins. It sounds like Op margins might be down somewhat in the March quarter, but you're still expecting Op income dollar growth in the March quarter.

Todd Mitchell:

I would expect that operating margins will fall in the third and the fourth quarter versus the second but total dollars will increase. I would say that the magnitude of the increase in total dollars in the second half will be at least as large as the magnitude of the increase in total dollars of operating income of the first half.

Ananda Baruah:

Got it. Then so we're looking at—I mean, I think you did $0.09 in non-GAAP EPS. Unless it's below the line, we'll be doing at least $0.09 for each of the next two quarters. I know that's getting super specific but...

Todd Mitchell:

Let's talk about it offline.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Ananda Baruah:

Okay. Thanks, guys.

Operator:

Our next question comes from the line of Thomas Forte with D. A. Davidson. Please proceed with your question.

Thomas Forte:

Great. Two questions, if I may. I know you've touched on this, but I wanted to ask it really in a different manner. The first question is, how should we think about the appropriate time frame for great ideas to turn into revenue? You're talking a lot about the new use cases for MarketPlace, is that a 12-month where it goes from a new use case to fit in the revenue line? Then second, it sounds like you're moving into new headquarters and will that mean that also you intend to add to your sales headcount when you move into your new headquarters?

Randall Fields:

Oh, I love this first question in particular. Our way of being in business with a new technology is to test what I call the various use cases, to know which of the use cases has the greatest potential. Let me give an example. When we first introduced the idea of ReposiTrak years ago, initially, it was intended to be only a Track & Trace system. Strangely enough, we called on a number of people and found there was very little interest then. Oh, by the way, there's very little interest now in tracking and tracing. It turns out that a different used case compliance Management was the home run so we kind of put the use case that we originally had intended for the technology, Track & Trace, off to the side and we run like hell with an obvious success, now 75,000 connections, as we call them, with our Compliance Management. We are used to the idea of take a technology platform, take the application that comes from that, take that application and show it to users and see, as they used to say at IBM, "Well, the dogs eat dog food." Well, the first use case was brought to us by an existing customer in MarketPlace. It was not the one we intended but it turns out they've done very well with it, they continue to use it. Now we're seeing others interested in it. Okay.

We introduced a second use case, which we kind of call the spot market use of MarketPlace. It would appear that, that one also has legs and now we're about to go to the original intended use case, which is to help noncompliant vendors be replaced, if you will, by more compliant vendors by our ReposiTrak comp. I suspect—we don't know yet. We'll be bringing that one up this month. I suspect that one will also be successful. Strangely enough, it's an embarrassment of riches. In a way, it would be nice if, out of the three use cases we originally imagined, it would be nice if one of them look like a superstar, one of them was a zero and the other one was somewhere in the middle. That lets you sequence your efforts in terms of how you go to market. At this point, all of them look good. Great reception, literally, to all three use cases, but it shouldn't take, and I think your timeline is about right. It shouldn't take much more than about 12 months to get the buyers in, make sure our back office stuff is up to snuff. We're still investing in the back office aspect of this so we can execute brilliantly, which is how we want to be there. We're not too far. I think, the 12 months from when you try a use case, you should either be able to say, "Yes, that's it. Here comes the revenue." Or, "No, the market really isn't interested in this." So far, three of three have generated enough interest that we're going to bring them to market, three of the use cases. Then Todd, why don't you take Tom's second question?

Todd Mitchell:

In terms of the hiring more people for the sales team, or the Success Team, yes, I think the new space is going to give us more capacity to do that. But we'll do it though in a very cautious manner as we balance the scaling of our business with increases in productivity. We need to balance the size of their book with their capacity to cross-sell. What we don't want to do is inhibit our ability to cross-sell.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Randall Fields:

Very important to us, and I know from the outside it's hard to understand, each customer has a primary point of contact, so we're very good at the relationship Management of what we do. We don't have multiple salespeople representing multiple products calling on our customers. It's one ownership of that account by a person somewhere in the Company, and we're going to maintain that. Sometimes it slows us down a little bit, but at the end of the day, it gives us tremendous customer access, and obviously, the results of keeping customer shows up as well. It's important to note because we've sort of pooh-poohed it, but let me hitchhike here. The new offices give us substantial expansion and, oh, by the way, at lower cost. How about that? Moving our corporate headquarters and our annual cost will actually fall. We're more than doubling the size of our data center. We're very proud of our work and how we run the data center. I think last year, we had exactly zero unscheduled downtime. We're adding capacity to make sure that we can handle all of the growth in customers that we see, and we're doing all of that at the same time that we've been executing this last quarter.

Something I didn't mention, let me hitchhike. We've been working, as everybody probably knows, at our foreign expansion, and we have a template that we have used during the U.S. in terms of alliances with important trade association and we're running down the road about as fast as we can outside the U.S., and I hope to have some news here in the next six months with a comparable arrangement outside the U.S. and that should give us some interesting additional reach. One last interesting note, the last time I checked, we already have a presence, meaning that we manage suppliers in, I believe, 77 countries around the world, 77 countries where the Supply Chain for U.S. food extends backward. Our international growth will really, ultimately, be built on the back of what we're able to do here. I'm sorry, Tom, go ahead and ask another question or two.

Thomas Forte:

All right. Then my last question then is more hypothetical or theoretical, which is how should we think about, for your Company, the notion that as a result of the trade negotiations between U.S. and China, China may buy more soybean, so meaning that the ultimate outcome of the trade negotiations is greater demand for U.S. products from Chinese consumers. Is that good, bad, indifferent for you?

Randall Fields:

Well, one of the things that's most interesting, if you were to look at China in particular, and I won't dwell on China too much, if you are above the base poverty line in China you don't want to eat food grown in China. You want foreign food; in particular, you want the safest food in the world that comes from the U.S. There is a halo and this is one of those oddities, maybe it's an unintended consequence of the Food Safety Modernization Act. The world is looking at what we did, and it's making the assumption that this is where food that's safe is produced and grown. There is, we think, a pent-up demand worldwide for two things: one, U.S. food and U.S. food technology; and then secondly, how did you guys get safer because our citizens, meaning that if you're in a foreign country like China, our citizens are demanding that we also focus on how do we get to a safer standard so that our citizens can feel comfortable buying domestic product? We think of this whole thing of both the regulatory impact and, frankly, the trade tariffs, which has heightened attention on both U.S. produced food and, frankly, Chinese produced good, all of that has heightened awareness around what we do.

One of the most rapidly growing areas of our compliance business is a kind of an arcane part of the law that's called the Foreign Supplier Verification rule, and that's where the original idea, and it's working—I'm surprised it's working as well as it is, but it is. The original concept that Mike Levitt really had at the time he was the godfather of law, was, you should not be able to move your business operation outside the U.S. and produce food to some local standard which is lower than the U.S. standard and then export the food back into the U.S. That just seems objectively not fair and unreasonable. The change in the law was, we don't care where you make food in the world, you have to make it to U.S. safety standards. The question is, how do you do that and how do you verify it, and how do you document it? ReposiTrak compliance. That's been a very rapidly growing part of the compliance aspect of our business. Honestly, I think we're—I mean, I hope this doesn't sound immodest, I think we are, indeed, making a small contribution to overall food safety because we're helping people check all of that documentation that ensures that food that you eat, even your kale, Tom, is grown and manufactured to a higher standard than it would have been without this regulatory thing. I can't believe I'm saying the regulation helped, but it did.

Park City Group –Second Quarter 2019 Earnings Call, February 7, 2019

Thomas Forte:

Good. All right thanks, Randy.

Randall Fields:

Thank you.

Operator:

Thank you. Our next question comes from the line of Walter Schenker with MAZ Partners. Please proceed with your question.

Walter Schenker:

Hi, Randy, Todd. I'm trying to understand not just the year-over-year decline, the sequential decline, having been the person over the last many years who kept asking about what's happening with Supply Chain, given that compliance sequentially, as you add many more connections, revenues have to go up, because people pay on a monthly basis, generally. Wouldn't that mean that either you lost a customer or, for some reason, Supply Chain was off, if the whole Company was off 10%, Supply Chain was off substantially more than that? How does that happen in Supply Chain unless you lose a customer?

Randall Fields:

The answer is none of the above.

Walter Schenker:

Good.

Randall Fields:

The reality is, remember that the smaller part of the business remains compliance. The larger part of the business is Supply Chain. Supply Chain is sold differently than compliance. It's not all subscription by far. There are services and there are licenses, et cetera, so it tends to be lumpy. Worse than that, people aren't looking as much as I think they need to that, ultimately, MarketPlace will be very lumpy. Our business, which is, let's call it—and I'm giving you a rough number here—let's say it’s just slightly north of 70% recurring revenue and 30% not recurring. Several years from now, if we are successful at building MarketPlace into what we think, that percentage will indeed fall. It will be lumpier. The business is moving towards lumpier but growing levels of profitability. I would love if that were not the case, but it is the case, and that's one of the reasons we focus as much as we do on profitability. Profitability will grow, we'll have, we think, a tremendous growth rate of earnings over the next several years. We think, at the end of the day, that matters a great deal. Quarter-to-quarter, I keep saying it, I wish I didn't have to keep repeating it. There are lumps. There are licenses. There are services, all kinds of things produce one-time variances quarter-to-quarter. We're not a quarterly Company, I'm sure you've never heard me say that.

Walter Schenker:

Probably 50 times...

Randall Fields:

Yes. But at scale, but here's something that is true, we believe, when we modeled it. At scale, and I've always said I think that's somewhere around $7 million-plus a quarter, it will tend to be a little bit less lumpy depending on how the MarketPlace seasonality tends to work. It's also a seasonal business, that we know for sure. We just don't know yet how all of that impacts what we do. We have to grow and do it, and in the meantime, we're running ahead of wonderful cash flow and tremendous profitability.

Walter Schenker:

Okay. I will call offline so I don’t have to make snotty comments on the call. Thank you, Randy.

Randall Fields:

Thank you, Walter.

Operator:

Ladies and gentlemen, at this time, there are no further questions. We will now close the call. Thank you for your participation. You may disconnect your lines at this time.